Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Form S-8, No. 333-89576) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers of our report dated June 20, 2003, as it relates to the Statement of Net Assets Available for Benefits at December 31, 2002 of the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Charlotte, North Carolina
June 24, 2004